                              DOCUMENT IS COPIED.

                                                Filed pursuant to Rule 424(b)(5)
                                                   Registration Number 333-56596


             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 18, 2001



                                 $1,000,000,000


                  [WASHINGTON MUTUAL FINANCE CORPORATION LOGO]


                $500,000,000 6.25% Senior Notes due May 15, 2006


               $500,000,000 6.875% Senior Notes due May 15, 2011

                               ------------------


     We will pay interest on the Notes on each May 15 and November 15. The first interest payment will be made on November 15, 2001. We may not redeem the Notes prior to their maturity. There is no sinking fund for the Notes.


     The Notes will be issued in minimum denominations of $1,000 increased in multiples of $1,000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                                                                              PROCEEDS
                                                                                         (BEFORE EXPENSES)
                                                                    UNDERWRITING           TO WASHINGTON
                                              PRICE TO             DISCOUNTS AND               MUTUAL
                                             PUBLIC(1)              COMMISSIONS         FINANCE CORPORATION
                                        --------------------    --------------------    --------------------
Per 2006 Note.........................        99.607%                  0.350%                 99.257%
     Total............................      $498,035,000             1,750,000              $496,285,000
Per 2011 Note.........................        99.406%                  0.450%                 98.956%
     Total............................      $497,030,000             2,250,000              $494,780,000
Combined Total........................      $995,065,000             4,000,000              $991,065,000



(1) Plus accrued interest, if any, from May 24, 2001.



     Currently, there is no public market for the Notes. We intend to have the Notes listed on the Luxembourg Stock Exchange.



     It is expected that delivery of the Notes will be made through the book-entry system of the Depository Trust Company (with links to the Euroclear System and Clearstream Banking S.A.) on or about May 24, 2001.


                            JOINT BOOK-RUNNING MANAGERS

BANC OF AMERICA SECURITIES LLC                                          JPMORGAN


CREDIT SUISSE FIRST BOSTON


               DEUTSCHE BANC ALEX. BROWN


                               GOLDMAN, SACHS & CO.


                                            KEEFE, BRUYETTE & WOODS, INC.



            The date of this prospectus supplement is May 22, 2001.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT......   S-2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................   S-2
USE OF PROCEEDS.......................   S-3
SUMMARY FINANCIAL INFORMATION.........   S-3
CERTAIN TERMS OF THE NOTES............   S-4
UNDERWRITING..........................   S-7
LEGAL OPINIONS........................   S-8
EXPERTS...............................   S-8
LUXEMBOURG LISTING AND OTHER GENERAL
  INFORMATION.........................   S-8



                                        PAGE
                                        ----
PROSPECTUS
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................     2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................     3
WASHINGTON MUTUAL FINANCE
  CORPORATION.........................     4
USE OF PROCEEDS.......................     4
RATIO OF EARNINGS TO FIXED CHARGES....     4
DESCRIPTION OF DEBT SECURITIES........     5
PLAN OF DISTRIBUTION..................    18
LEGAL OPINIONS........................    19
EXPERTS...............................    19


                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT


     You should read this prospectus supplement carefully, along with the prospectus that follows, before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about our 6.25% Senior Notes due May 15, 2006 and our 6.875% Senior Notes due May 15, 2011 and the prospectus contains information about our senior debt generally. This prospectus supplement may add, update or change information in the prospectus.



     This prospectus supplement and the accompanying prospectus include information we have furnished in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief, there are no other facts the omission of which would make any statement herein or in this prospectus supplement and the accompanying prospectus misleading in any material respect. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.



     Our Notes are offered globally for sale in those jurisdictions in the United States and Europe where it is lawful to make such offers. Offers and sales of the Notes are subject to restrictions in certain jurisdictions. We urge you to inform yourself of these restrictions and observe them. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. See "Underwriting."



     We cannot guarantee that our application to the Luxembourg Stock Exchange with respect to the Notes will be approved, and the sale of the Notes is not conditioned on obtaining the listing.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     We incorporate by reference the documents listed below and any future filings we make with the SEC (File No. 1-3521) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.


     - Our Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2000.


     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

                                USE OF PROCEEDS

     We will apply the proceeds from the sale of the Notes to repay all or a portion of our outstanding commercial paper, to pay at maturity our 7.25% Senior Notes due June 15, 2001 in the aggregate principal amount of $100 million and our 7.75% Senior Notes due June 15, 2001 in the aggregate principal amount of $150 million, to pay a portion of the outstanding balance of our commercial paper program, and for general corporate purposes. The outstanding balance of our commercial paper fluctuates on a daily basis. For the 13 weeks ended March 31, 2001, the outstanding balance of our commercial paper ranged from approximately $662 million to $712 million, and interest rates ranged from 5.2% to 6.4%. The proceeds from our commercial paper program are used for general corporate purposes.

                         SUMMARY FINANCIAL INFORMATION

     We have derived selected financial data presented in this table for, and as of the end of, each of the three years in the three-year period ended December 31, 2000 from our audited consolidated financial statements. The information in the table is qualified entirely by reference to the consolidated financial statements and other information incorporated by reference in this prospectus supplement and the prospectus, as described in this prospectus supplement and the prospectus under the sections entitled "Incorporation of Certain Documents by Reference."

INCOME STATEMENT DATA
(DOLLARS IN THOUSANDS)


                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            MARCH 31,
                                           ------------------------------   -------------------
                                             1998       1999       2000       2000       2001
                                           --------   --------   --------   --------   --------
Loan interest and fee income.............  $404,954   $464,179   $549,052   $126,852   $145,326
Investment securities income.............    11,449     10,825     12,283      2,784      3,470
                                           --------   --------   --------   --------   --------
  Total interest income..................   416,403    475,004    561,335    129,636    148,796
Interest and debt expense................   133,211    149,609    202,092     43,541     56,249
                                           --------   --------   --------   --------   --------
Net interest income before provision for
  credit losses..........................   283,192    325,395    359,243     86,095     92,547
Provision for credit losses..............    79,760    100,590    107,243     24,477     31,584
                                           --------   --------   --------   --------   --------
  Net interest income....................   203,432    224,805    252,000     61,618     60,963
Other income.............................    27,147     29,501     30,421      7,872      7,557
Other expenses:
  Personnel expenses.....................    76,664     78,259     92,818     22,985     26,107
  Other operating expenses...............    66,328     57,335     63,184     15,311     19,426
                                           --------   --------   --------   --------   --------
                                            142,992    135,594    156,002     38,296     45,533
                                           --------   --------   --------   --------   --------
Income before income taxes...............    87,587    118,712    126,419     31,194     22,987
Provision for federal and state income
  taxes (1)..............................    34,700     45,720     47,530     11,850      8,390
                                           --------   --------   --------   --------   --------
Net income...............................  $ 52,887   $ 72,992   $ 78,889     19,344     14,597
                                           ========   ========   ========   ========   ========
Ratio of earnings to fixed charges (2)...      1.64       1.77       1.61       1.70       1.40


---------------
(1) Washington Mutual, Inc., our ultimate parent, includes us in its consolidated Federal income tax return. We will pay currently payable Federal income taxes to Washington Mutual. Federal income taxes are allocated between Washington Mutual and its subsidiaries in proportion to the respective contribution to consolidated income or loss. Allocations for state income taxes approximate the amount we would have paid on a separate entity basis. Deferred income taxes are provided on elements of income or expense that we recognize in different periods for financial and tax reporting purposes.
(2) We calculate the ratio of earnings to fixed charges as described in the prospectus under "Ratio of Earnings to Fixed Charges."

BALANCE SHEET DATA
(DOLLARS IN THOUSANDS)


                                                               DECEMBER 31,          MARCH 31,
                                                         ------------------------    ----------
                                                            1999          2000          2001
                                                         ----------    ----------    ----------
ASSETS
Finance receivables, net...............................  $2,961,449    $3,623,763    $3,640,912
Investment securities..................................     128,964       185,288       178,126
Cash and cash equivalents..............................      40,008        14,602        32,619
Other assets...........................................      97,136       104,052       108,108
                                                         ----------    ----------    ----------
          Total assets.................................  $3,227,557    $3,927,705    $3,959,765
                                                         ==========    ==========    ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Commercial paper borrowings..........................  $  242,170    $  683,654       690,484
  Senior debt..........................................   1,995,888     2,196,445     2,203,189
  Federal Home Loan Bank borrowings....................     115,905       156,800       142,900
                                                         ----------    ----------    ----------
          Total debt...................................   2,353,963     3,036,899     3,036,573
  Customer deposits....................................     189,934       189,793       201,540
  Accounts payable and other liabilities...............     208,502       161,925       177,914
                                                         ----------    ----------    ----------
          Total liabilities............................   2,752,399     3,388,617     3,416,027
Total stockholder's equity.............................     475,158       539,088       543,738
                                                         ----------    ----------    ----------
          Total liabilities and stockholder's equity...  $3,227,557    $3,927,705    $3,959,765
                                                         ==========    ==========    ==========
Total Capital..........................................  $3,702,715    $4,466,793    $4,503,503
                                                         ==========    ==========    ==========



     There has been no material change in our capitalization other than in the normal course of business since March 31, 2001 to the date of this prospectus supplement.


                           CERTAIN TERMS OF THE NOTES

GENERAL


     The 2006 Notes will mature on May 15, 2006 and the 2011 Notes will mature on May 15, 2011. An Officer's Certificate sets forth the terms of the Notes in accordance with the Senior Indenture, dated as of June 8, 2000, between Washington Mutual Finance and The Bank of New York, as trustee. The 2006 Notes and the 2011 Notes will each constitute a single series of our unsecured senior debt and will rank equally with all of our other existing and future unsecured and unsubordinated debt. See "Description of Debt Securities" in the prospectus for a description of our senior debt securities, including the Notes, under the Senior Indenture. At March 31, 2001, our unsecured senior debt aggregated approximately $2.2 billion. Terms capitalized but not defined will have the meanings assigned to such terms in "Description of Debt Securities" in the accompanying prospectus.


     We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes. Any such additional notes will, together with the Notes, constitute a single series of the Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.


     The 2006 Notes will bear interest from May 24, 2001 at the annual rate of 6.25%. We will pay interest semiannually on each May 15 and November 15, beginning on November 15, 2001, to the person in whose name the 2006 Notes are registered at the close of business on the May 1 or November 1 prior to the payment date. Interest on the 2006 Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.



     The 2011 Notes will bear interest from May 24, 2001 at the annual rate of 6.875%. We will pay interest semiannually on each May 15 and November 15, beginning on November 15, 2001, to the person in whose name the 2011 Notes are registered at the close of business on the May 1 or November 1 prior to the payment date. Interest on the 2011 Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.



     We will issue the Notes only in registered form, in denominations of $1,000 and multiples thereof. We will pay principal and interest at the corporate trust office of the trustee in New York City or at such other office or agency that we will maintain for such purpose in New York City. At our option, we may pay interest by check mailed to the person entitled to payment at that person's address appearing on the register of the Notes.


     The Senior Indenture permits us at any time (including more than one year prior to the maturity of the Notes) to discharge our obligations on the Notes by providing for payment when due of the principal and interest and by satisfying certain other conditions described under "Description of Debt Securities -- Satisfaction and Discharge" in the prospectus.

     The Notes are not redeemable before maturity.

BOOK-ENTRY SYSTEM


     The Notes will be represented by one or more fully registered Global Securities to be held by, or on behalf of DTC, as depositary, and registered in the name of DTC's nominee. We will register the Notes in the name of DTC's partnership nominee, Cede & Co. Direct and indirect participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), on behalf of their respective accountholders, will record beneficial ownership of the Notes.


     The Notes will settle in DTC's Same-Day Funds Settlement System and trade in that system in book-entry form until maturity. Therefore, secondary market trading activity for the Notes will settle in immediately available funds. We will pay principal and interest to DTC in immediately available funds. There can be no assurance as to the effect, if any, that settlement in immediately available funds will have on trading activity in the Notes.

     DTC has advised as follows: It is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Direct participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

     Under the terms of the Senior Indenture, we and the trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving payment of principal and interest on the Notes and for all other purposes. DTC has no knowledge of the actual owners of beneficial interests in the Global Securities representing the Notes. DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. DTC's participants will remain responsible for keeping account of their holdings on behalf of their customers.

     DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the trustee or to us, or we may decide to discontinue use of the system of book-entry transfers through DTC. Under such circumstances, and if we do not obtain a successor securities depositary, we will have certificates printed and delivered.

     DTC has also advised that the provisions set forth under "Description of Debt Securities -- Global Securities -- Book-Entry Securities" in the prospectus will apply to the Global Securities.

     According to DTC, it has provided the foregoing information with respect to DTC to its participants and other members of the financial community for informational purposes only. The information is not intended to serve as a representation, warranty, or contract modification of any kind.

     We have obtained the information in this section concerning DTC and DTC's book-entry system from sources that we believe to be reliable. We take no responsibility for the accuracy of such information.


EUROCLEAR AND CLEARSTREAM, LUXEMBOURG



     Noteholders may hold their Notes through the accounts maintained by Euroclear or Clearstream, Luxembourg in DTC only if they are participants of those systems, or indirectly through organizations which are participants of those systems.



     Euroclear and Clearstream, Luxembourg will hold omnibus book-entry positions on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.



     Transfers of Notes by persons holding through Euroclear or Clearstream, Luxembourg participants will be effected through DTC, in accordance with DTC rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the Notes on its behalf by delivering Notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to Notes held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system's rules and procedures, to the extent received by its depositaries.



     All information in this prospectus supplement on Euroclear or Clearstream, Luxembourg is derived from such respective clearing systems, and reflects the policies of such organizations. These organizations may change these policies without notice.



     We intend to list the Notes on the Luxembourg Stock Exchange. Our listing agent, paying agent and transfer agent in Luxembourg is Deutsche Bank Luxembourg S.A. currently located at 2 boulevard Konrad Adenauer L-115 Luxembourg. As long as the Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg and the holders of the Notes will be able to receive payments in respect of the Notes and effect transfers of the Notes at the offices of the paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Notice to Holders" below.



NOTICE TO HOLDERS



     We will publish notices to holders of the securities in a leading newspapers in general circulation, so long as such securities are listed on the Luxembourg Stock Exchange in Luxembourg and the rules of the Luxembourg Stock Exchange so require. It is expected that publication will be made in Luxembourg in the Luxembourg Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

                                  UNDERWRITING


     Under the terms of, and subject to the conditions contained in, an underwriting agreement dated May 22, 2001, we have agreed to sell to the underwriters named below the following respective principal amount of Notes:



                                                         PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                          OF 2006 NOTES      OF 2011 NOTES
                     UNDERWRITERS                        ----------------   ----------------
Banc of America Securities LLC ........................    $200,000,000       $200,000,000
J.P. Morgan Securities Inc. ...........................    $200,000,000       $200,000,000
Credit Suisse First Boston Corporation ................    $ 30,000,000       $ 30,000,000
Deutsche Banc Alex. Brown Inc. ........................    $ 30,000,000       $ 30,000,000
Goldman, Sachs & Co. ..................................    $ 30,000,000       $ 30,000,000
Keefe, Bruyette & Woods, Inc. .........................    $ 10,000,000       $ 10,000,000
                                                           ------------       ------------
  Total ...............................................    $500,000,000       $500,000,000
                                                           ============       ============


     The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.


     The underwriters propose to offer the Notes initially at the public offering price on the cover of this prospectus supplement, and to selling group members at that price less a concession of 0.200% for the 2006 Notes and 0.300% for the 2011 Notes, of the principal amount per Note. The underwriters and selling group members may allow a discount of 0.125% of the principal amount per 2006 Note and 0.125% of the principal amount per 2011 Note, on sales to other broker/dealers. After the initial public offering, the public offering price, concession and discount to broker/dealers may be changed.



     We estimate that our out of pocket expenses for this offering will be approximately $425,000.



     The Notes are offered for sale in the United States and Europe.



     We intend to have the Notes listed and traded on the Luxembourg Stock Exchange. One or more of the underwriters intends to make a market in the Notes as permitted by applicable laws and regulations. However, they are not required to do so and may discontinue at any time without notice. We can give no assurance as to how liquid the trading market for the Notes will be.


     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Notes to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

     Some of the underwriters or their affiliates have provided commercial or investment banking services to us or our parent, Washington Mutual, and certain of its affiliates, and may provide these services in the future.


                                 LEGAL OPINIONS


     Heller Ehrman White & McAuliffe LLP, Seattle, Washington, will pass upon the legality of the Notes for us. Simpson Thacher & Bartlett, New York, New York, will pass upon certain legal matters in connection with the Notes for the underwriters. As of April 18, 2001, Heller Ehrman White & McAuliffe LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 8,129 shares of the common stock of Washington Mutual, our ultimate parent.

                                    EXPERTS


     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from Washington Mutual Finance's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                LUXEMBOURG LISTING AND OTHER GENERAL INFORMATION



     We intend to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, we will deposit our Certificate of Incorporation and By-laws and a legal notice relating to the issuance of the Notes prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where you may obtain copies of these documents upon request. So long as any of the Notes are outstanding, we will make available, at the office of Deutsche Bank Luxembourg S.A., copies of these documents, this Prospectus Supplement, the Prospectus, the Indenture and our current annual and quarterly reports, as well as all future annual reports and quarterly reports. Deutsche Bank Luxembourg S.A. will act as intermediary between us and the holders of the Notes. In addition, you may obtain free copies of our annual reports and quarterly reports.



     Other than as disclosed or contemplated in this Prospectus Supplement or in the documents incorporated in this Prospectus Supplement by reference, there has been no material adverse change in our financial position since March 31, 2001.



     Other than as disclosed or contemplated in this Prospectus Supplement or in the documents incorporated in this Prospectus Supplement by reference, we are not involved in, or aware of any pending or threatened, litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issuance of the Notes.



     Our board of directors adopted resolutions relating to the issuance and sale of the Notes on February 27, 2001 and May 4, 2001.



     The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The International Security Identification Number (ISIN) allocated to (i) the 2006 Notes is US939333AB61 and the CUSIP number is 939333AB6. The ISIN allocated to the 2011 Notes is US939333AC45 and the CUSIP number is 939333AC4.



     Our independent certified public accountants are Deloitte & Touche LLP.

                   SUBJECT TO COMPLETION, DATED MAY 18, 2001


PROSPECTUS


                                 $2,000,000,000


                  [WASHINGTON MUTUAL FINANCE CORPORATION LOGO]

                                DEBT SECURITIES

                           -------------------------

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

     - we may issue the debt securities covered by this prospectus from time to time;

     - we will provide a prospectus supplement each time we issue the debt securities; and

     - the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

     You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.


                  The date of this prospectus is May 18, 2001.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission. You may read and copy any reports and other information filed by us at the SEC's Public Reference Rooms at (a) 450 Fifth Street, N.W., Washington, D.C. 20549; (b) Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511; and (c) 7 World Trade Center, 13th Floor, New York, New York 10048. You can also obtain copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Because certain of our debt securities are listed on the New York Stock Exchange, our reports and other information may be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC covering the debt securities described in this prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Rooms or Web site. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. We have included copies of these documents as exhibits to our registration statement.

     Each of the Indentures (as defined herein) pursuant to which the debt securities are being issued requires Washington Mutual Finance to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent public or certified public accountant.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC (File No. 1-3521) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities:



     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2000.



     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.



     You may obtain a copy of these filings (other than exhibits) at no cost, by writing to us at 1201 Third Avenue, Seattle, Washington 98101, attention Chief Financial Officer or by telephoning our legal department at (206) 461-8645.


     You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

                     WASHINGTON MUTUAL FINANCE CORPORATION

     Washington Mutual Finance Corporation is a holding company headquartered in Tampa, Florida whose subsidiaries are engaged in the consumer financial services business. We are an indirect, wholly-owned subsidiary of Washington Mutual, Inc. We were formerly named Aristar, Inc.

     Our operations consist principally of a network of 533 branch offices located in 25 states, primarily in the southeast, southwest and California. Prior to November 1999, these offices generally operated under the names Blazer Financial Services, City Finance Company and First Community Financial Services. Beginning in November 1999 and continuing throughout the first half of 2000, the office names were changed to Washington Mutual Finance. Our branch offices are typically located in small- to medium-sized communities in suburban or rural areas and are managed by individuals who generally have considerable consumer lending experience. The primary market for our consumer loans consists of households with an annual income of up to $70,000.

     We make secured and unsecured consumer loans, and purchase installment contracts from retail establishments. The consumer credit transactions are primarily for personal, family, or household purposes. From time to time, we purchase consumer loans from national mortgage banking operations, servicing released, that are secured by real estate. We also provide consumer financial services through our industrial banking subsidiary, First Community Industrial Bank ("FCIB"), which has branches in Colorado and Utah. In addition to making consumer loans and purchasing retail installment contracts, FCIB also accepts deposits insured by the Federal Deposit Insurance Corporation.

     Our principal executive offices are located at 8900 Grand Oak Circle, Tampa, Florida 33637-1050, telephone number (813) 632-4500.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, acquisitions, and office expansions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table contains Washington Mutual Finance's ratio of earnings to fixed charges for each of the periods indicated.

    YEAR ENDED DECEMBER 31,
-------------------------------
1996  1997   1998   1999   2000
----  ----   ----   ----   ----
1.80  1.57   1.64   1.77   1.61

     For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.

                         DESCRIPTION OF DEBT SECURITIES


     Washington Mutual Finance may from time to time offer under this prospectus unsecured debt securities, which may be senior debt securities or subordinated debt securities. The aggregate offering price of the debt securities offered by Washington Mutual Finance by a prospectus supplement will not exceed $2,000,000,000.


     The debt securities will be issued under one or more separate indentures between Washington Mutual Finance and The Bank of New York, as successor to Harris National Bank (formerly known as Harris Trust and Savings Bank), as trustee. Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities under a "Subordinated Indenture". Together the Senior Indenture and the Subordinated Indenture are called the "Indentures".

     We have summarized selected provisions of the Indentures below. The summary is not complete. The Senior Indenture and the form of Subordinated Indenture have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

GENERAL

     The Indentures do not limit the aggregate principal amount of debt securities which may be issued under the Indentures and provide that debt securities may be issued from time to time in one or more series. (Section 3.1) The Indentures do not limit the amount of other indebtedness or debt securities which may be issued by us, other than certain secured indebtedness which may be issued by us as described below.

     Unless otherwise provided in a prospectus supplement, the debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness including our senior debt securities as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

     Neither Washington Mutual, Inc., our ultimate parent, nor any of Washington Mutual, Inc.'s other subsidiaries have:

     - any obligation with respect to the debt securities being offered by this prospectus;

     - any obligation to maintain our net worth; or

     - any agreement with respect to the continuation of our current ownership.

     The prospectus supplement relating to the particular debt securities being offered (the "Offered Securities") will describe the following terms of the Offered Securities:

          (1) the title of the Offered Securities;

          (2) whether the Offered Securities are senior debt securities or subordinated debt securities;

          (3) the percentage of principal amount at which the Offered Securities will be issued;

          (4) any limit on the aggregate principal amount of the Offered Securities;

          (5) the date or dates on which the Offered Securities will mature and the amount or amounts of any installment of principal payable on such dates;

          (6) the rate or rates (which may be fixed or variable) per year at which the Offered Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

          (7) the date or dates on which interest, if any, on the Offered Securities will be payable and the regular record dates for such payment dates;

          (8) the terms for redemption, repurchase or early payment, if any, including any mandatory or optional sinking fund or analogous provisions;

          (9) the principal amount of Offered Securities which bear no interest or interest at a rate which at the time of issuance is below market rates that is payable upon declaration of acceleration of the maturity of the Offered Securities;

          (10) whether the Offered Securities will be issued in registered form without coupons, in bearer form with or without coupons, including temporary and definitive global form, or a combination thereof and the circumstances, if any, upon which such Offered Securities may be exchanged for Offered Securities issued in a different form;

          (11) whether the Offered Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

          (12) whether and under what circumstances Washington Mutual Finance will pay additional amounts to any Holder of Offered Securities who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Securities") in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether Washington Mutual Finance will have the option to redeem rather than pay any additional amounts;

          (13) any additional covenants for the benefit of the holders of the Offered Securities; and

          (14) certain other material terms, including the ability of Washington Mutual Finance to satisfy and discharge its obligations under the Indenture with respect to the Offered Securities.

     The debt securities may be issued in registered, bearer, coupon or global form. (Section 3.1 and 3.3.)

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or some multiple thereof or bearer form of $5,000 each or some multiple thereof.

     No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge.

     Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the Indentures. (Section 3.1 and Section 3.2.)

     The prospectus supplement for any debt securities issued with original issue discount or above par will state any applicable material federal income tax consequences and other special considerations.

STATUS OF SENIOR DEBT SECURITIES

     The senior debt securities will be unsecured and unsubordinated general obligations of Washington Mutual Finance and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Payment of the principal of (and premium, if any) and interest, if any, on the subordinated debt securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). At December 31, 2000, Senior Debt aggregated approximately $2.2 billion. The Subordinated Indenture does not limit or restrict our ability to incur additional Senior Debt, but certain of our other debt instruments contain such limitations.

     Under the Subordinated Indenture payment of the principal, interest or any premium will be subordinated and junior in right of payment to the prior payment of all Senior Debt. The Subordinated Indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made while any Senior Debt is in default. An event of default on the Senior Debt would occur if:

     - any insolvency, bankruptcy or similar proceeding involving us or our property occurs or

     - we fail to pay any principal, interest, premium or other amounts or any Senior Debt when due. (Section 5.1.) See "-- Events of Default."

     "Debt" is defined in the Indenture to include all indebtedness of Washington Mutual Finance or any Consolidated Subsidiary representing money borrowed, except indebtedness owed to Washington Mutual Finance by any Consolidated Subsidiary or owed to any Consolidated Subsidiary by Washington Mutual Finance or any other Consolidated Subsidiary, and includes indebtedness of any other person for money borrowed when such indebtedness is guaranteed by Washington Mutual Finance or any Consolidated Subsidiary. The term "Debt" shall be deemed to include the liability of Washington Mutual Finance or any Consolidated Subsidiary in respect of any investment or similar certificate, except to the extent such certificates are pledged by purchasers as collateral for, and are offset by, receivables. "Senior Debt" is defined to mean all Debt except Subordinated Debt. "Subordinated Debt" is defined to mean Debt which is subordinate and junior in right of payment to any other Debt by the terms of the instrument creating or evidencing such Subordinated Debt.

     Subordinated debt securities will rank equally with all other existing and future Subordinated Debt. Subordinated debt securities are senior to Washington Mutual Finance's common stock and will be senior to any other class of capital stock which may be authorized.

EXCHANGE, REGISTRATION AND TRANSFER

     Registered securities (other than book-entry securities) of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor but of different authorized denominations. At the holder's option, if debt securities of any series are issuable as both registered securities and bearer securities, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series may be exchangeable into registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities with coupons surrendered in exchange for registered securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest due on such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer securities will not be issued in exchange for registered securities. (Section 3.5.)

     Debt securities may be presented for exchange as provided above. Registered securities (other than book-entry securities) may be presented with a duly executed form of transfer for registration of transfer at the office of the Security Registrar or at the office of any transfer agent designated by Washington Mutual Finance for such purpose with respect to any series of debt securities referred to in a prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the holder making the request. Washington Mutual Finance has appointed the trustee under each Indenture as Security Registrar. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Washington Mutual Finance with respect to any series of debt securities, Washington Mutual Finance may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. If debt securities of a series are issuable solely as registered securities, Washington Mutual Finance will be required to maintain a transfer agent in each Place of Payment for such series and, if debt securities of a series are issuable as bearer securities, Washington Mutual Finance will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located in Europe. Washington Mutual Finance may at any time designate additional transfer agents with respect to any series of debt securities. (Section 3.5.)

     In the event of any redemption in part we shall not be required to:

     - issue, register the transfer of or exchange debt securities of any series issuable only as registered securities during the 15 days immediately preceding the date notice is mailed identifying the series called for redemption;

     - issue, register the transfer of or exchange debt securities of any series issuable only as bearer securities during the 15 days immediately preceding the day of first publication of the notice of redemption;

     - register the transfer of or exchange any registered securities called for redemption except for the unredeemed portion of any registered security being redeemed in part; or

     - exchange any bearer security called for redemption other than for a registered security of that series and like tenor which is simultaneously surrendered for redemption. (Section 3.5.)

     For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see "-- Global Securities".

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in a prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on bearer securities will be payable in U.S. dollars, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Washington Mutual Finance may designate from time to time. Payment of interest on bearer securities with coupons on any date for payment of interest will be made only against surrender of the coupon relating to such date for payment of interest. No payment of interest on a bearer security will be made unless, on the earlier of the date of the first such payment by us or the delivery by us of the bearer security in definitive form, a written certificate in the form required by the applicable Indenture is provided to the trustee. The certificate shall state that on such date the bearer security is owned by:

     - a person that is not a United States person;

     - a United States person that is a foreign branch of a United States financial institution purchasing for its own account or for resale;

     - a United States person that acquired and holds the Bearer Security through the foreign branch of a United States financial institution; or

     - a financial institution purchasing for resale during the restricted period (see "Temporary and Restricted Global Securities"). For United States persons holding through financial institutions the financial institution must agree to comply with Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

     Presentation of coupons for payment or other demands for payment of bearer securities must be made outside the United States, and no payment with respect to any bearer security will be made at any office or agency of Washington Mutual Finance in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on bearer securities will be made at the office of Washington Mutual Finance's Paying Agent in The City of New York only if:

     - payment of the full amount at the office of the Paying Agent outside of the United States is illegal, precluded by exchange controls or precluded by other similar restrictions,

     - payment in the United States is then permitted by applicable laws and

     - we would not suffer any fiscal or other sanction as a result of our appointing a Paying Agent in The City of New York.

     Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled to such payment as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the Person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of each trustee in the city of Chicago will be designated as Washington Mutual Finance's sole Paying Agent for payments with respect to Offered Securities that are issuable solely as registered securities and the office of each trustee's affiliate as our Paying Agent in The City of New York for payments with respect to Offered Securities (subject to the limitations described above in the case of bearer securities) that are issuable solely as bearer securities or as both registered securities and bearer securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by us for the Offered Securities will be named in a prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a Paying Agent in each Place of Payment for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any registered securities of the series (and for payments with respect to bearer securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where debt securities and any coupons of such series may be presented and surrendered for payment. If the debt securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other securities exchange located outside the United States and such securities exchange shall so require, we will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of such series.

     All moneys paid by Washington Mutual Finance to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Washington Mutual Finance and the holder of such debt security or coupon will thereafter look only to Washington Mutual Finance for payment thereof.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States or a common depositary located outside the United States identified in the prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form, and in either temporary or definitive form.

     The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in a prospectus supplement relating to such series. Washington Mutual Finance anticipates that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

BOOK-ENTRY SECURITIES

     Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by Washington Mutual Finance, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the Indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. None of Washington Mutual Finance, the trustee, any Paying Agent or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Washington Mutual Finance expects that the U.S. Depositary for debt securities of a series will credit participants' accounts on the date payment of principal (and premium, if any) or interest on permanent Global Securities is received. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.

TEMPORARY AND DEFINITIVE GLOBAL SECURITIES


     If so specified in a prospectus supplement, all or any portion of the debt securities of a series that are issuable as bearer securities initially will be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a Common Depositary in London for Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream, Luxembourg") for credit to the respective accounts of the beneficial owners of such debt securities (or to such other accounts as they may direct). On and after the exchange date determined as provided in any such temporary Global Security and described in a prospectus supplement, each such temporary Global Security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination thereof, as specified in such prospectus supplement, upon written certification (as described under "-- Payment and Paying Agents") of non-United States beneficial ownership. No bearer security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States.



     Unless otherwise provided in a prospectus supplement, interest in respect of any portion of a temporary Global Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive debt securities will be paid to each of Euro-clear and Clearstream, Luxembourg with respect to the portion of the temporary Global Security held for its account upon delivery to the Trustee of a certificate of non-United States beneficial ownership signed by Euroclear or Clearstream, Luxembourg, as the case may be, in the form required by the applicable Indenture dated no earlier than such Interest Payment Date.



     If any debt securities of a series are issuable in definitive global bearer form, a prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such definitive Global Security may exchange such interests for debt securities of such series and of like tenor and principal amount in any authorized form and denomination. No bearer security delivered in exchange for a portion of a definitive Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. A person having a beneficial interest in a definitive Global Security, except with respect to payment of principal of (and premium, if any) and interest, if any, on such definitive Global Security, will be treated as a holder of such principal amount of outstanding debt securities represented by such definitive Global Security as shall be specified in a written statement of the holder of such definitive Global Security or, in the case of a definitive Global Security in bearer form, of Euroclear or Clearstream, Luxembourg which is produced to the trustee by such person. Principal of (and premium, if any) and interest, if any, on a definitive Global Security will be payable in the manner described in the prospectus supplement.


     In connection with the sale of a bearer security during the "restricted period," as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States Treasury regulations (generally, the first 40 days after the closing date and, with respect to unsold allotments, until sold), no bearer security (including a definitive bearer security in global form) shall be mailed or otherwise delivered to any location in the United States and a bearer security

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

sold during the restricted period may be delivered only if the person entitled to receive such bearer security (including a definitive bearer security in global form) furnishes written certification (as described under "-- Payment and Paying Agents") of non-United States beneficial ownership. See "-- Limitations on Issuance of Bearer Securities".

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Generally, in compliance with United States federal tax laws and regulations, bearer securities may not be offered or sold during the restricted period or delivered in connection with their sale during the restricted period in the United States or to United States persons (each as defined below) other than foreign branches of United States financial institutions that agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code or that purchase for resale during the restricted period only to non-United States persons outside the United States. Any underwriters, agents and dealers participating in the offering of debt securities must agree that they will not offer or sell any bearer securities in the United States or to United States persons (other than the financial institutions described above) or deliver bearer securities within the United States.

     Bearer securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The Code Sections referred to in the legend provide that, with certain exceptions, a United States person holding a bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such Bearer Security or coupon.

     As used in this prospectus, "United States person" means:

     - an individual citizen or resident of the United States;

     - a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia;

     - an estate or trust subject to United States federal income taxation; or

     - a trust whose administration is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions.

The term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions, the Commonwealth of Puerto Rico and other areas subject to its jurisdiction.

ABSENCE OF RESTRICTIVE COVENANTS

     Washington Mutual Finance is not restricted by either of the Indentures from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on its property for any purpose. Neither of the Indentures requires the maintenance of any financial ratios or specified levels of net worth or liquidity. Neither of the Indentures contains provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving Washington Mutual Finance.

MERGER AND CONSOLIDATION

     Each Indenture provides that Washington Mutual Finance, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease its properties and assets substantially as an entirety to any Person or may permit any corporation to merge into Washington Mutual Finance, provided that:

     - the successor is a corporation organized under the laws of any domestic jurisdiction;

     - the successor assumes our obligations under such Indenture and the debt securities issued thereunder;

     - immediately after giving effect to such transaction, no Event of Default and no event which, after notice, lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     - certain other conditions are met. (Section 8.1 and Section 8.2.)

     Each Indenture provides that, upon any consolidation or merger or transfer or lease of the properties and assets of Washington Mutual Finance, the successor corporation formed by such consolidation or into which Washington Mutual Finance is merged or to which such transfer or lease is made shall be substituted for Washington Mutual Finance with the same effect as if such successor corporation had been named as Washington Mutual Finance. Thereafter, Washington Mutual Finance shall be relieved of the performance and observance of all obligations and covenants of such Indenture and the senior debt securities or subordinated debt securities, as the case may be, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and Washington Mutual Finance may thereupon or any time thereafter be liquidated and dissolved. (Section 8.2.)

SATISFACTION AND DISCHARGE

     Unless a prospectus supplement provides otherwise, Washington Mutual Finance will be discharged from its obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

     - we have irrevocably deposited with the trustee money, U.S. Government Obligations or a combination of money and U.S. Government Obligations which will be sufficient with respect to U.S. Government Obligations or a combination in a written opinion of independent public accountants delivered to the trustee, to pay and discharge the entire principal of (premium, if any), and interest, if any, to stated maturity or any redemption date on the outstanding debt securities of such series;

     - we have paid all other sums payable with respect to the outstanding debt securities of such series;

     - the trustee has received (a) a ruling from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the Indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in (a) above and based upon a change in law. Upon such discharge, we will be deemed to have satisfied all the obligations under the

       Indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series. (Section 4.1, Section 4.2 and Section 4.3.)

MODIFICATION OF THE INDENTURES

     Each Indenture provides that Washington Mutual Finance and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Washington Mutual Finance's covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such Indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect. (Section 9.1.)

     Each Indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

          (1) change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

          (2) reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

          (3) reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

          (4) change any obligation of Washington Mutual Finance to maintain an office or agency in the places and for the purposes required by such Indenture;

          (5) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

          (6) reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indenture; or

          (7) with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions. (Section 9.2.)

EVENTS OF DEFAULT

     An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each Indenture to be:

          (1) a default for 30 days in the payment when due of any interest on such series of debt securities;

          (2) a default in the payment of principal of (and premium, if any, on) such series of debt securities, whether payable at maturity, by call for redemption, pursuant to any sinking fund or otherwise;

          (3) a default for 90 days after a notice of default with respect to the performance of any other covenant in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series of debt securities other than that series);

          (4) certain events of bankruptcy, insolvency or reorganization;

          (5) an event of default under any mortgage, indenture (including such Indenture) or other instrument under which any Debt shall be outstanding which default shall have resulted in the acceleration of such Debt in excess of $25,000,000 in aggregate principal amount (except that such amount shall be $20,000,000 in respect of a default on debt securities of another series) and such acceleration shall not have been rescinded or such Debt discharged within a period of 30 days after notice; and

          (6) any other event of default provided for such series of debt securities. (Section 5.1.)

     Each Indenture provides that if an Event of Default specified therein in respect of any series of outstanding debt securities issued under such Indenture shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if such debt securities are Original Issue Discount Securities, such portion of the principal amount as may be specified by the terms of such debt securities) of all of the outstanding debt securities of such series to be immediately due and payable. (Section 5.2.)

     Each Indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that

     - such direction shall not be in conflict with any rule of law or with the Indenture;

     - the trustee may take any other action deemed proper that is not inconsistent with such direction; and

     - the trustee shall not determine that the action directed would be unjustly prejudicial to the holders of debt securities not taking part in such direction. (Section 5.12.)

     Each Indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under the applicable Indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby. (Section 5.13.)

     Each Indenture contains provisions entitling the trustee thereunder, subject to the duty of such trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such Indenture at the request of the holders of the debt securities of such series. (Section 6.1.)

     Each Indenture provides that the trustee thereunder will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it. Such trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. Such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of Washington Mutual Finance under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series. (Section 6.2.)

     Washington Mutual Finance will be required to furnish annually to each trustee a certificate as to compliance with all conditions and covenants under each of the Indentures.

MEETINGS

     Each Indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the trustee under the applicable Indenture. Upon request, by Washington Mutual Finance or the holders of at least 10% in principal amount of the outstanding debt securities of such series. Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum at a meeting of holders of debt securities of such series. In the absence of a quorum, a meeting called by Washington Mutual Finance or the trustee shall be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting shall be further adjourned for a period of not less than 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding debt securities of such series shall constitute a quorum. Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above under "-- Modification of the Indentures", and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of (1) the holders of a majority in principal amount of the outstanding debt securities of that series and (2) 66 2/3% in aggregate principal amount of outstanding debt securities of such series represented and voting at the meeting. Any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of (1) the holders of such specified percentage in principal amount of the outstanding debt securities of that series and (2) a majority in principal amount of outstanding debt securities of such series represented and voting at the meeting. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the applicable Indenture expressly provides may be given by the holders of a specified percentage of outstanding debt securities of all series affected thereby (acting as one class). Only the principal amount of outstanding debt securities of any series represented at a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action shall be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected thereby favoring such action. (Section 13.4.)

NOTICES

     Except as otherwise provided in each Indenture, notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and London and in such other city or cities as may be specified in such bearer securities and will be mailed to such persons whose names and addresses were previously filed with the trustee under the applicable Indenture, within the time prescribed for the giving of such notice. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 13.2.)

     Under each Indenture if securities are issuable as bearer securities meetings may be called by:

     - the trustee under the applicable Indenture;

     - Washington Mutual Finance; or

     - holders of at least 10% in principal amount of the outstanding debt securities.

TITLE

     Title to any bearer securities and any coupons issued with such bearer securities appertaining thereto will pass by delivery. Washington Mutual Finance, the appropriate trustee and any agent of Washington Mutual Finance or such trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not such debt security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

                              PLAN OF DISTRIBUTION

     Washington Mutual Finance may sell all or part of the debt securities to or through one or more underwriters for public offering and sale by them, and also may sell debt securities directly to investors or through one or more agents. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in an applicable prospectus supplement.

     Any particular series of debt securities may be acquired by such underwriter(s) for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of debt securities, underwriters, dealers and agents may receive compensation from Washington Mutual Finance or from purchasers of debt securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents who participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from Washington Mutual Finance and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Any such underwriter, dealer or agent will be identified, and any such compensation received from Washington Mutual Finance will be described, in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements which may be entered into by Washington Mutual Finance, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by Washington Mutual Finance against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

                                 LEGAL OPINIONS

     The legality of the debt securities will be passed upon for Washington Mutual Finance by Heller Ehrman White & McAuliffe LLP, Seattle, Washington. As of April 18, 2001, Heller Ehrman White & McAuliffe LLP and individual attorneys at the firm who participated in this transaction owned an aggregate of 8,129 shares of the common stock of Washington Mutual, our ultimate parent.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from Washington Mutual Finance's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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